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                                                                    EXHIBIT 12

                 THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                            COMPUTATION OF RATIOS
       Three Months and Nine Months Ended September 30, 2002 and 2001
                         (In millions, except ratios)


                                      Three Months Ended    Nine Months Ended
                                            September 30         September 30
                                      ------------------    -----------------
(in millions)                            2002       2001      2002       2001
 -----------                           ------     ------    ------     ------

EARNINGS
 Income (loss) from
  continuing operations,
  before income taxes                   $  95      $(877)    $ (73)     $(446)
 Add: fixed charges                        56         45       160        131
                                       ------     ------    ------     ------
    Income (loss), as adjusted          $ 151      $(832)    $  87      $(315)
                                       ======     ======    ======     ======



FIXED CHARGES AND PREFERRED DIVIDENDS
 Fixed charges:
   Interest expense and amortization $ 30 $ 30 $ 84 $ 88 Distributions on redeemable
    preferred securities                   17          7        53         21
   Rental expense (1)                       9          8        23         22
                                       ------     ------    ------     ------
     Total fixed charges                   56         45       160        131


 Preferred stock dividend
  requirements                              4          4        10         10
                                       ------     ------    ------     ------
     Total fixed charges
      and preferred stock
      dividend requirements             $  60      $  49     $ 170      $ 141
                                       ======     ======    ======     ======

 Ratio of earnings
   to fixed charges (2)                  2.68          -      0.54          -
                                       ======     ======    ======     ======
 Ratio of earnings to
   combined fixed charges
   and preferred stock
   dividend requirements (2)             2.53          -      0.51          -
                                       ======     ======    ======     ======


   (1) Interest portion deemed implicit in total rent expense.

   (2) The year-to-date 2002 loss was inadequate to cover "fixed charges" by $73 million and "combined fixed charges and preferred stock dividends" by $83 million. The third-quarter 2001 loss was inadequate to cover "fixed charges" by $877 million and "combined fixed charges and preferred stock dividends" by $881 million. The year-to-date 2001 loss was inadequate to cover "fixed charges" by $446 million and "combined fixed charges and preferred stock dividends" by $456 million.